For More Information
Investor Contacts:

Jack A. Pacheco
Senior Vice President & Chief Financial Officer
SMART Modular Technologies
510-624-8134

Suzanne Craig
The Blueshirt Group for SMART Modular Technologies
415-217-4962
suzanne@blueshirtgroup.com

SMART Modular Technologies Reports Preliminary Fourth Quarter and Fiscal Year 2007 Results

FREMONT, CA – September 10, 2007 – SMART Modular Technologies (WWH), Inc. (“SMART” or the “Company”) (Nasdaq: SMOD), a leading independent manufacturer of memory modules, embedded computing subsystems, and display products, today announced its anticipated results for the fourth quarter and fiscal year 2007, based on its preliminary review. SMART expects to report net sales of approximately $160 to $165 million, down approximately 12% to 14% from the third quarter of fiscal 2007 and down approximately 16% to 19% compared to the same quarter one year ago. Gross profit is expected to be approximately $31 to $33 million, down approximately 11% to 16% from the third quarter of fiscal 2007 and down approximately 1% to 7% compared to the same quarter one year ago. GAAP diluted net income is expected to be approximately $0.21 to $0.23 per share for the fourth quarter of 2007 and includes approximately $0.03 to $0.05 per share related to a release of deferred tax asset valuation allowance.

For fiscal year 2007, SMART expects to report net sales of approximately $823 to $828 million, up 16% to 17% compared to fiscal 2006, gross profit of $147 to $149 million, up 16% to 18% compared to fiscal 2006, and GAAP diluted net income of approximately $0.88 to $0.90 per share, up approximately 60% to 64% compared to fiscal 2006.

“The continued difficult DRAM pricing environment, compounded by a leveling in unit demand, impacted our fourth quarter financial results,” explained Iain MacKenzie, President and CEO of SMART. “While DRAM pricing flattened during the quarter, albeit at levels 65% lower than two quarters ago, we experienced an entire quarter of very depressed DRAM ASPs. Since the success of our business model is largely tied to unit and density growth and DRAM products represent the vast majority of our net sales, we were adversely impacted.”

These financial results are preliminary and subject to the Company’s customary quarterly closing and review procedures. SMART will report its full fourth quarter and fiscal 2007 financial results and future outlook and hold its conference call to discuss its results after the close of market on Wednesday, October 3, 2007.

Forward-Looking Statements

Statements contained in this press release, that are not statements of historical fact, including any statements that use the words “will,” “believes,” “anticipates,” “estimates,” “expects,” “intends” or similar words that describe the company’s or its management’s future plans, objectives, or goals, are “forward-looking statements” and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include projections regarding the company’s financial performance.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the company to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, production or manufacturing difficulties, competitive factors, new products and technological changes, fluctuations in (and actual) product prices and raw material costs, dependence upon third-party vendors, customer demand, changes in industry standards or release plans, and other risks detailed in the company’s periodic report filings with the Securities and Exchange Commission. Such risk factors as outlined in these reports may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. The company operates in a continually changing business environment and new factors emerge from time to time. The company cannot predict such factors, nor can it assess the impact, if any, from such factors on the company or its results. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

About SMART

SMART is a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. SMART offers more than 500 standard and custom products to OEMs engaged in the computer, industrial, networking, gaming, telecommunications, and embedded application markets. Taking innovations from the design stage through manufacturing and delivery, SMART has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. Its Embedded Products Division develops embedded computing subsystems, backed by design and manufacturing, for markets supporting test equipment, 3G infrastructure and network processing applications. SMART’s Display Products Group designs, manufactures and sells thin film transistors (TFT) liquid crystal display (LCD) solutions to customers developing casino gaming systems as well as embedded applications such as kiosk, ATM, point-of-service, and industrial control systems. SMART’s presence in the US, Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide. See www.smartm.com for more information.